EXHIBIT 99.1

Cascade Bancorp

September 9, 2003

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:     Patricia L. Moss, President & CEO, Bank of the Cascades
                          President & CEO, Cascade Bancorp (541) 385-6205
                          Debbie C. Amerongen, Senior Vice President,
                          Marketing & Sales, Bank of the Cascades (541) 617-3572

BANK OF THE CASCADES OPENS PORTLAND BUSINESS AND PROFESSIONAL BANKING OFFICE WITH TEAM FROM FORMER BANK OF THE NORTHWEST.

BEND, OR, Sept. 9/PRNewswire-FirstCall via COMTEX/ — Patricia L. Moss, President and CEO of Bank of the Cascades and Cascade Bancorp (NASDAQ: CACB) announced today that the Bank has hired several highly successful, impact bankers from the former Bank of the Northwest business banking team. Bank of the Cascades plans to deliver relationship-based business and professional banking services in the Portland market. Loan production will begin immediately. The Bank anticipates that their branch will open in late October with a professional staff of approximately 15 bankers.

Moss commented, “We are excited to expand our banking strategy to include a Business and Professional Banking office. Our decision to enter this market was greatly influenced by the unique opportunity to work with an incredibly talented team of Portland business bankers.” She continued, “Bank of the Northwest developed a unique banking franchise that earned a reputation as Portland’s Premier Business Bank. This team represents the commitment, talent and skill set that achieved these outstanding results. We are thrilled to have this exceptional group of bankers representing Bank of the Cascades in Portland.”

Key initial members of the team include Chuck Michael serving as Senior Vice President/Commercial Lending Manager, Karen Fornshell serving as Senior Vice President/Professional Banking Manager, Jim Kennedy serving as Vice President/Senior Commercial Lending & Relationship Officer, Anne Marie Flora serving as Vice President/Professional Banking Officer and Elise Bouneff serving as Vice President/Senior Professional Banking Officer.

Customer Impact & Opportunity

Chuck Michael said, “We approached Bank of the Cascades because of the quality of their people, their consistently high performance and the attractive and broad mix of services we will have available to deliver to the benefit of our customers.”

Karen Fornshell, Senior Vice President and Professional Banking Manager commented, “Our entire team is looking forward to providing relationship-oriented services in the tradition of Bank of the Cascades and Bank of the Northwest. It will be a pleasure to offer our customers the opportunity to experience banking at its best.”

Mike Delvin, Executive Vice President, Bank of the Cascades commented, “We are excited that this team of outstanding bankers will have the opportunity to utilize their local knowledge and skills with the added advantage of a legal lending limit three times the size available to former Bank of the Northwest customers. In addition, the team will also have the advantage of a broader line of products and services to offer customers.”

Financial Impact & Opportunity

Cascade Bancorp believes there is significant financial opportunity in this expansion. The Company targets breakeven of the Portland office within 18 months. Considering start-up costs and time required to grow loans and deposits to breakeven, the Company forecasts a reduction of $0.03 to $0.04 Earnings per Share for the balance of 2003, and a modest $0.05 and $0.06 per share reduction for the full year 2004. Prior to recognizing these new expansion start-up costs, consensus estimates of analysts covering Cascade Bancorp called for earnings of $1.07 for 2003 and $1.15 in 2004. Once breakeven is achieved, this Portland initiative could contribute significant incremental EPS growth for Cascade shareholders. Depending on the achievement of growth projections, management forecasts that the Portland Business office could add between $0.06 to $0.11 per share in 2005 and up to $0.14 to $0.17 per share in 2006. Please refer to “Forward Looking Statements” at the end of this release and important disclosures in Cascade Bancorp’s 2002 10-K and related documents.

Profile

Bank of the Cascades is an FDIC insured financial institution headquartered in Bend, Oregon. The Bank provides complete relationship services to customers, including business, personal, mortgage, and private financial services. Founded in 1976, Bank of the Cascades has received repeated recognition as one of the nation’s top performing community banks. Most recently the Bank was ranked number three in the nation by both US Banker magazine (July 2003) and Independent Banker magazine (July 2003) based on Return on Equity, a key indicator of financial success. The Bank was also named on the inaugural Top 100 list for Fortune Small Business. The Bank currently operates 14 branches throughout Central Oregon, Southern Oregon and the Salem/Keizer region. Earlier this summer, the Bank announced an agreement to acquire the Community Bank of Grants Pass to compliment its recent expansion into Southern Oregon. Cascade Bancorp is the holding company for Bank of the Cascades. Cascade Bancorp stock trades publicly on the NASDAQ exchange under the symbol CACB. Additional information on the Bank may be found at the Bank’s website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

# # #